UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 4, 2007

Gateway, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-14500	42-1249184
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)
7565 Irvine Center Drive, Irvine, CA 92618
(Address of principal executive offices, zip code)
Registrant’s telephone number, including area code: 949-471-7000
None
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.
Binding Offer to Acquire Interest in PB Holding Company S.à.r.l.
     On October 8, 2007, Gateway, Inc. (“Gateway” or the “Company”), announced that it had delivered a binding offer to acquire all of the shares of PB Holding Company S.à.r.l. (“PB Holding”) from Mr. Lap Shun (John) Hui (“Mr. Hui”) and Clifford Holdings Limited (“Clifford”), an entity controlled by Mr. Hui (the “Shares”). Mr. Hui currently owns a 75% interest in PB Holding. PB Holding is the parent company of Packard Bell, B.V. (“Packard Bell”), a leading European PC vendor based in Paris.
     Gateway will pay EUR31 million (approximately $44 million) to acquire the Shares pursuant to the terms and conditions of a purchase and sale agreement, a form of which was attached to the offer letter (the “Purchase Agreement”). Under the terms of the Purchase Agreement and a letter delivered to Gateway by Mr. Hui and Clifford dated October 4, 2007, the parties have agreed to work together in consultation with the Works Councils in France and the Netherlands and to secure anti-trust and other regulatory approvals required for the signing and closing of the transaction. Mr. Hui and Clifford have also agreed to exclusivity arrangements and to exercise certain drag-along rights relating to the remaining outstanding securities of PB Holding. As part of the transaction, Gateway agreed to escrow the sum of $10 million as a deposit towards the purchase price of the Shares.
     As previously disclosed, as part of a June 2006 agreement with Mr. Hui that waived certain non-compete arrangements in connection with Mr. Hui’s purchase of Packard Bell, Gateway was granted a right of first refusal to acquire all of the shares of PB Holding owned by Mr. Hui. On August 27, 2007, Gateway announced that it intended to exercise such right of first refusal. Gateway expects that the purchase price for the Shares and Gateway’s other costs and expenses associated with the transactions contemplated by the Purchase Agreement, including the $10 million escrow deposit, will be funded by Acer Inc. (“Acer”) in accordance with Acer’s obligations under the Agreement and Plan of Merger, dated as of August 27, 2007, by and among the Company, Acer and Galaxy Acquisition Corp. (the “Merger Agreement”), which was previously filed as an exhibit to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 28, 2007. This transaction is subject to regulatory approvals and is anticipated to close some time in the fourth quarter of 2007 or the first quarter of 2008.
     The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the complete terms and conditions of the Purchase Agreement, which will be filed if required by applicable securities laws following the execution of the Purchase Agreement by the parties. On October 8, 2007, the Company issued a press release announcing the transaction. A copy of the press release is attached hereto as Exhibit 99.1.
Amendments to Indemnification Agreement and Indemnification Escrow Agreement
     As previously disclosed, in connection with Gateway’s acquisition of eMachines, Inc. from Mr. Hui in March 2004, Gateway and Mr. Hui entered into an indemnification agreement, dated as of March 11, 2004 (the “Indemnification Agreement”) and an indemnification escrow agreement, dated as of March 11, 2004 (the “Indemnification Escrow Agreement”), pursuant to which the Company deposited 10,000,000 shares of Gateway common stock received by Mr. Hui in the acquisition into an escrow account (the “Escrowed Shares”). Effective as of October 4, 2007, Gateway and Mr. Hui entered into amendments to the Indemnification Agreement and the Indemnification Escrow Agreement (collectively, the “Amendments”). Pursuant to the terms of the Amendments, Gateway agreed to release the Escrowed Shares and any proceeds thereof to Mr. Hui following the consummation of the transactions contemplated by the Merger Agreement.

Item 9.01. Financial Statements and Exhibits.
(d)     Exhibits

Exhibit
Number	Description
99.1	Press release issued October 8, 2007

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: October 9, 2007

GATEWAY, INC.
By:	/s/ John P. Goldsberry
John P. Goldsberry
Senior Vice President & Chief Financial Officer

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